Exhibit 99.1

TEGAL COMPLETES AGREEMENT TO ACQUIRE ALCATEL MICRO MACHINING (AMMS)
 PRODUCT LINES AND IP FOR 3D PACKAGING AND MEMS DEVICES

Petaluma, Calif., September 16, 2008 — Tegal Corporation (NASDAQ: TGAL), a leading designer and manufacturer of plasma etch and deposition systems, today announced that it had completed its previously announced acquisition from Alcatel Micro Machining Systems (AMMS) and Alcatel Lucent, of their Deep Reactive Ion Etch (DRIE) and Plasma Enhanced Chemical Vapor Deposition (PECVD) products, and the related intellectual property.  Under the terms of the Asset Purchase Agreement, dated September 2, 2008, Tegal paid $1,000,000 in cash and issued 1,044,386 shares of Tegal common stock.

About Tegal
Tegal provides process and equipment solutions to leading edge suppliers of LED, optoelectronic, magnetic data storage, advanced semiconductor, MEMS, and nanotechnology devices.  Incorporating unique, patented etch and deposition technologies, Tegal’s system solutions are backed by over 35 years of advanced development and over 100 patents.  Some examples of devices enabled by Tegal technology are energy efficient memories found in portable computers, cellphones, PDAs and RFID applications; megapixel imaging chips used in digital and cellphone cameras; power amplifiers for portable handsets and wireless networking gear; and MEMS devices like accelerometers for automotive airbags, microfluidic control devices for ink jet printers; and laboratory-on-a-chip medical test kits.  For more information about Tegal Corporation, please visit: www.tegal.com

About Alcatel Micro Machining Systems and Alcatel Lucent
Alcatel Micro Machining Systems (AMMS) is a subsidiary of Alcatel-Lucent. AMMS is specialized in designing, manufacturing, marketing and servicing Deep Reactive Ion Etch (DRIE) systems as well as Plasma Enhanced Chemical Vapor Deposition (PECVD) systems for the fabrication of MEMS (Micro Electro Mechanical Systems) and Semiconductor devices.  Its main application markets are the telecommunication, automotive, aerospace, computer peripheral, biomedical industries and semiconductors, including power devices and wafer level packaging.  For more information about AMMS, please visit: www.alcatelmicromachining.com

Alcatel-Lucent provides solutions that enable service providers, enterprises and governments worldwide, to deliver voice, data and video communication services to end-users.  As a leader in fixed, mobile and converged broadband access, carrier and enterprise IP technologies, applications, and services, Alcatel-Lucent offers the end-to-end solutions that enable compelling communications services for people at home, at work and on the move.  With 77,000 employees and operations in more than 130 countries, Alcatel-Lucent is a local partner with global reach. The company has the most experienced global services team in the industry, and Bell Labs, one of the largest research, technology and innovation organizations focused on communications. Alcatel-Lucent achieved adjusted revenues of Euro 17.8 billion in 2007, and is incorporated in France, with executive offices located in Paris.  For more information about Alcatel-Lucent, please visit: www.alcatel-lucent.com

Investor Contacts:
Tegal Corporation
Thomas Mika (President & CEO), 707/763-5600
or
The Blueshirt Group
Chris Danne, 415/217-7722

Editorial Contact:
Erica Beaudry
Impress Public Relations
Ph: 602-687-7745
Erica@impress-pr.com